News

DENBURY REPORTS SECOND QUARTER 2018 RESULTS

PLANO, TX – August 7, 2018 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced net income of $30 million, or $0.07 per diluted share, for the second quarter of 2018. Adjusted net income(1) (a non-GAAP measure) was $61 million, or $0.13(1)(2) per diluted share, with the difference from GAAP net income primarily due to the exclusion of $41 million ($31 million after tax) of expense from noncash fair value adjustments on commodity derivatives(1) (a non-GAAP measure), with the GAAP and non-GAAP measures reconciled in tables beginning on page 7.

2018 SECOND QUARTER HIGHLIGHTS

•	Production of 61,994 barrels of oil equivalent (“BOE”) per day in Q2 2018, up 3% from Q1 2018 and 4% from Q2 2017

•	Adjusted cash flow from operations(1) (a non-GAAP measure) of $134 million for Q2 2018, up 7% from Q1 2018 and 106% from Q2 2017

•	Adjusted EBITDAX(1) (a non-GAAP measure) of $153 million for Q2 2018, up from $142 million in Q1 2018 and $86 million in Q2 2017

•	Reduced debt principal by $189 million in Q2 2018, and over $1 billion since Q4 2014

•	Continued improvement in leverage metrics, debt to annualized Q2 2018 Adjusted EBITDAX of 4.1x (including hedge settlements) and 3.0x (excluding hedge settlements)

•	Sanctioned the enhanced oil recovery (“EOR”) development project at Cedar Creek Anticline, with total recoverable oil potential estimated to be in excess of 400 million barrels

SELECTED QUARTERLY COMPARATIVE DATA

	Quarter Ended
(in millions, except per-share data)	June 30, 2018	March 31, 2018	June 30, 2017
Net income	$30	$40	$14
Adjusted net income(1) (non-GAAP measure)	61	54	1
Net income per diluted share	0.07	0.09	0.04
Adjusted net income per diluted share(1)(2) (non-GAAP measure)	0.13	0.12	0.00
Cash flows from operations	154	92	53
Adjusted cash flows from operations(1) (non-GAAP measure)	134	125	65
Adjusted EBITDAX(1) (non-GAAP measure)	153	142	86

(1)
A non-GAAP measure. See accompanying schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

(2)
Calculated using weighted average diluted shares outstanding of 457.2 million, 451.5 million, and 391.8 million for the three months ended June 30, 2018, March 31, 2018 and June 30, 2017, respectively.

SELECTED QUARTERLY COMPARATIVE DATA (CONTINUED)

	Quarter Ended
(in millions, except per-unit data)	June 30, 2018	March 31, 2018	June 30, 2017
Revenues	$382	$348	$257
Payment on settlements of commodity derivatives	(55)	(33)	(12)
Revenues and commodity derivative settlements combined	$327	$315	$245

Average realized oil price per barrel (excluding derivative settlements)	$68.24	$64.25	$47.16
Average realized oil price per barrel (including derivative settlements)	58.23	57.89	44.92

Total production (BOE/d)	61,994	60,338	59,774

MANAGEMENT COMMENT

Chris Kendall, Denbury’s President and CEO, commented, “Denbury’s performance in the second quarter improved across the board from what was already an outstanding first quarter. Enhanced by further reductions in our cost structure, solid operational performance, and stronger oil prices, our operating margin increased to nearly $40 per BOE. We continued to rapidly strengthen our balance sheet, reducing debt by nearly $200 million and our leverage ratio by another full turn, with total debt principal reduction exceeding $1 billion since the end of 2014. The sanction of EOR development at Cedar Creek Anticline provides a clear line of sight to the near-term development of this significant, low-risk, long-lived oil asset.

“We are committed to retaining the focus and discipline put in place while oil was at $50, even with today’s oil prices well above that point. That focus and discipline will make us even more profitable in today’s environment, and well prepared to succeed for the long term.”

REVIEW OF OPERATING AND FINANCIAL RESULTS

Denbury’s production averaged 61,994 BOE/d during second quarter 2018, up 4% from second quarter 2017 due principally to higher production from the redevelopment project at Hastings Field in mid-2017, production response from continued expansion at Bell Creek Field, and a full quarter of production from the mid-2017 acquisition at Salt Creek Field. Sequentially, production increased 3% from first quarter 2018, due primarily to production increases at Cedar Creek Anticline, which benefited from the strong performance of two new Mission Canyon wells completed during March and April of 2018, and also due in part to higher production in the Gulf Coast region due to non-recurring weather downtime which lowered first quarter 2018’s production. Further production information is provided on page 12 of this press release.

The Company’s average realized oil price during second quarter 2018 was $0.39 per Bbl above NYMEX oil prices, compared to $1.29 per Bbl above NYMEX in the prior quarter, and $1.16 per Bbl below NYMEX in second quarter 2017. The sequential decrease was primarily attributable to a lower LLS to NYMEX index premium in the second quarter of 2018, with the year-over-year improvement driven both by improvement in LLS index prices relative to NYMEX and continued improvement in Rocky Mountain region differentials.

The Company’s total lease operating expenses in second quarter 2018 were $120 million or $21.34 per BOE, an increase of $2 million, or 2%, on an absolute-dollar basis and a decrease of nearly $0.50, or 2%, on a per-BOE basis compared to the prior quarter, and an increase of $9 million, or 8%, on an absolute-dollar basis and $0.88, or 4%, on a per-BOE basis, compared to second quarter 2017. The sequential per-BOE basis decrease was driven by an increase in quarterly production. The year-over-year increase was primarily impacted by operating expenses related to the Company’s non-operated working interest in Salt Creek Field, which was acquired in June 2017, as well as higher CO2 expense due to increases in oil prices and an increase in power and fuel costs, partially offset by lower workover expense during the current-year period.

Taxes other than income, which include ad valorem, production and franchise taxes, were consistent with the first quarter of 2018 and increased $7 million from the prior-year second quarter, generally due to the impact of higher oil prices on production taxes.

General and administrative expenses were $19 million in second quarter 2018, a 4% decrease from the prior quarter and a 25% decrease compared to second quarter 2017, with the year-over-year decrease attributable to lower employee-related costs as a result of the August 2017 workforce reduction and other cost savings initiatives.

Interest expense, net of capitalized interest, was $16 million in second quarter 2018, a decrease of $1 million from first quarter 2018 and a decrease of $8 million from the prior-year second quarter. Interest expense excludes approximately $22 million and $13 million in the second quarters of 2018 and 2017, respectively, of interest recorded as a reduction of debt for financial reporting purposes instead of as interest expense, due to the accounting associated with debt exchange transactions completed in 2016, 2017, and 2018. A schedule detailing the components of interest expense is included on page 14 of this press release.

Depletion, depreciation, and amortization (“DD&A”) increased slightly to $53 million in second quarter 2018, compared to $51 million in second quarter 2017. The slight increase was primarily driven by an increase in depletable costs.

Denbury’s effective tax rate for the second quarter of 2018 was approximately 24%, consistent with the Company’s estimated statutory rate of 25%. The Company’s statutory rate decreased from the prior year rate of 38% due to reduction of the federal income tax rate from 35% to 21% as enacted by the Tax Cut and Jobs Act in December 2017.

BANK CREDIT FACILITY AND OTHER RECENT DEBT REDUCTION

The Company had $415 million outstanding under its $1.05 billion senior secured bank credit facility as of June 30, 2018, a decrease of $35 million from the level outstanding as of March 31, 2018 and a decrease of $60 million from December 31, 2017. At June 30, 2018, the Company had $573 million of liquidity available under its bank credit facility after consideration of $62 million of outstanding letters of credit. In addition to reductions of senior secured bank credit facility debt outstanding, the Company has reduced the outstanding principal of its long-term notes by $329 million over the last 7 months through a series of exchange transactions completed in December 2017 and January 2018 and related conversions of all of its convertible notes into equity in April and May 2018.

2018 CAPITAL BUDGET AND ESTIMATED PRODUCTION

The Company’s 2018 capital budget, excluding acquisitions and capitalized interest, remains unchanged from the previously estimated range of approximately $300 million to $325 million, which, based on current projections, is expected to be significantly less than the Company’s estimated 2018 cash flow from operations. The capital budget consists of approximately $270 million for tertiary and non-tertiary field costs and CO2 supply, plus approximately $45 million of estimated capitalized costs (including capitalized internal acquisition, exploration and development costs and pre-production tertiary startup costs). Of this combined capital expenditure amount, approximately $129 million (41%) has been incurred through the second quarter of 2018, which was fully funded with $246 million of cash flow from operations. Denbury’s estimated 2018 production is also unchanged from the previously disclosed range of 60,000 to 64,000 BOE/d.

CONFERENCE CALL

Denbury management will host a conference call to review and discuss second quarter 2018 financial and operating results, as well as financial and operating guidance for 2018, today, Tuesday, August 7, at 10:00 A.M. (Central). Additionally, Denbury will post presentation materials on its website which will be referenced during the conference call. Individuals who would like to participate should dial 800.230.1093 or 612.332.0226 ten minutes before the scheduled start time. To access a live webcast of the conference call and accompanying slide presentation, please visit the investor relations section of the Company’s website at www.denbury.com. The webcast will be archived on the website, and a telephonic replay will be accessible for at least one month after the call by dialing 800.475.6701 or 320.365.3844 and entering confirmation number 426560.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations. For more information about Denbury, please visit www.denbury.com.

# # #

This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including estimated 2018 production, capital expenditures, along with potential recoverable reserves of Cedar Creek Anticline and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent report on Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

DENBURY CONTACTS:
Mark C. Allen, Executive Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Director of Investor Relations, 972.673.2383

FINANCIAL AND STATISTICAL DATA TABLES AND RECONCILIATION SCHEDULES

Following are unaudited financial highlights for the comparative three and six month periods ended June 30, 2018 and 2017 and the three month period ended March 31, 2018. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

DENBURY RESOURCES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

The following information is based on GAAP reported earnings (along with additional required disclosures) included or to be included in the Company’s periodic reports:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
In thousands, except per-share data	2018	2017	2018	2018	2017
Revenues and other income
Oil sales	$373,286	$248,317	$337,406	$710,692	$512,291
Natural gas sales	2,279	2,563	2,615	4,894	4,767
CO2 sales and transportation fees	6,715	6,555	7,552	14,267	11,943
Other income	4,783	3,749	5,661	10,444	7,637
Total revenues and other income	387,063	261,184	353,234	740,297	536,638
Expenses
Lease operating expenses	120,384	111,318	118,356	238,740	225,158
Marketing and plant operating expenses	11,549	13,877	12,424	23,973	27,942
CO2 discovery and operating expenses	500	513	462	962	1,106
Taxes other than income	27,234	20,175	27,319	54,553	42,615
General and administrative expenses	19,412	25,789	20,232	39,644	54,030
Interest, net of amounts capitalized of $8,851, $8,147, $8,452, $17,303 and $12,801, respectively	16,208	24,061	17,239	33,447	51,239
Depletion, depreciation, and amortization	52,944	51,152	52,451	105,395	102,347
Commodity derivatives expense (income)	96,199	(10,373)	48,825	145,024	(34,975)
Other expenses	2,980	—	2,328	5,308	—
Total expenses	347,410	236,512	299,636	647,046	469,462
Income before income taxes	39,653	24,672	53,598	93,251	67,176
Income tax provision (benefit)
Current income taxes	(754)	(5,965)	(1,032)	(1,786)	(19,900)
Deferred income taxes	10,185	16,238	15,052	25,237	51,147
Net income	$30,222	$14,399	$39,578	$69,800	$35,929

Net income per common share
Basic	$0.07	$0.04	$0.10	$0.17	$0.09
Diluted	$0.07	$0.04	$0.09	$0.15	$0.09

Weighted average common shares outstanding
Basic	433,467	389,904	392,742	413,217	389,652
Diluted	457,165	391,827	451,543	454,466	392,414

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of net income (GAAP measure) to adjusted net income (loss) (non-GAAP measure)

Adjusted net income (loss) is a non-GAAP measure provided as a supplement to present an alternative net income (loss) measure which excludes expense and income items (and their related tax effects) not directly related to the Company’s ongoing operations. Management believes that adjusted net income (loss) may be helpful to investors by eliminating the impact of noncash and/or special or unusual items not indicative of the Company’s performance from period to period, and is widely used by the investment community, while also being used by management, in evaluating the comparability of the Company’s ongoing operational results and trends. Adjusted net income (loss) should not be considered in isolation, as a substitute for, or more meaningful than, net income or any other measure reported in accordance with GAAP, but rather to provide additional information useful in evaluating the Company’s operational trends and performance.

	Three Months Ended
	June 30,				March 31,
	2018		2017		2018
In thousands, except per-share data	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income (GAAP measure)	$30,222	$0.07	$14,399	$0.04	$39,578	$0.09
Adjustments to reconcile to adjusted net income (non-GAAP measure)
Noncash fair value adjustments on commodity derivatives(1)	41,429	0.09	(22,140)	(0.06)	15,468	0.03
Other adjustments(2)	(26)	0.00	—	—	2,075	0.00
Estimated income taxes on above adjustments to net income and other discrete tax items(3)	(10,654)	(0.03)	8,609	0.02	(3,140)	0.00
Adjusted net income (non-GAAP measure)	$60,971	$0.13	$868	$0.00	$53,981	$0.12

	Six Months Ended
	June 30,
	2018		2017
In thousands, except per-share data	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income (GAAP measure)	$69,800	$0.15	$35,929	$0.09
Adjustments to reconcile to adjusted net income (loss) (non-GAAP measure)
Noncash fair value adjustments on commodity derivatives(1)	56,897	0.13	(73,682)	(0.19)
Other adjustments(2)	2,049	0.00	—	—
Estimated income taxes on above adjustments to net income (loss) and other discrete tax items(3)	(13,794)	(0.03)	31,768	0.08
Adjusted net income (loss) (non-GAAP measure)	$114,952	$0.25	$(5,985)	$(0.02)

(1)	The net change between periods of the fair market values of open commodity derivative positions, excluding the impact of settlements on commodity derivatives during the period.

(2)
Other adjustments include a $3 million gain on land sales, offset by a similar amount of other expense accrued for litigation matters during the three months ended June 30, 2018 and $2 million of transaction costs related to the Company’s privately negotiated debt exchanges during the three months ended March 31, 2018.

(3)
The estimated income tax impacts on adjustments to net income are generally computed based upon a statutory rate of 25% and 38% for 2018 and 2017, respectively, with the exception of the tax impact of a shortfall (benefit) on the stock-based compensation deduction which totaled <($1) million, <$1 million, and $1 million during the three months ended June 30, 2018, June 30, 2017, and March 31, 2018, respectively, and $1 million and $4 million for the six months ended June 30, 2018 and 2017, respectively.

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of cash flows from operations (GAAP measure) to adjusted cash flows from operations (non-GAAP measure) to adjusted cash flows from operations less interest treated as debt reduction (non-GAAP measure)

Adjusted cash flows from operations is a non-GAAP measure that represents cash flows provided by operations before changes in assets and liabilities, as summarized from the Company’s Unaudited Condensed Consolidated Statements of Cash Flows. Adjusted cash flows from operations measures the cash flows earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. Adjusted cash flows from operations less interest treated as debt reduction is an additional non-GAAP measure that removes interest associated with the Company’s senior secured second lien notes and convertible senior notes not reflected as interest expense for financial reporting purposes. Management believes that it is important to consider these additional measures, along with cash flows from operations, as it believes the non-GAAP measures can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and related factors, without regard to whether the earned or incurred item was collected or paid during that period.

	Three Months Ended			Six Months Ended
In thousands	June 30,		March 31,	June 30,
	2018	2017	2018	2018	2017
Net income (GAAP measure)	$30,222	$14,399	$39,578	$69,800	$35,929
Adjustments to reconcile to adjusted cash flows from operations
Depletion, depreciation, and amortization	52,944	51,152	52,451	105,395	102,347
Deferred income taxes	10,185	16,238	15,052	25,237	51,147
Stock-based compensation	2,560	4,835	2,592	5,152	8,941
Noncash fair value adjustments on commodity derivatives	41,429	(22,140)	15,468	56,897	(73,682)
Other	(3,138)	781	299	(2,839)	2,338
Adjusted cash flows from operations (non-GAAP measure)	134,202	65,265	125,440	259,642	127,020
Net change in assets and liabilities relating to operations	19,797	(12,319)	(33,813)	(14,016)	(49,812)
Cash flows from operations (GAAP measure)	$153,999	$52,946	$91,627	$245,626	$77,208

Adjusted cash flows from operations (non-GAAP measure)	$134,202	$65,265	$125,440	$259,642	$127,020
Interest payments treated as debt reduction	(21,614)	(12,588)	(22,049)	(43,663)	(25,157)
Adjusted cash flows from operations less interest treated as debt reduction (non-GAAP measure)	$112,588	$52,677	$103,391	$215,979	$101,863

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of commodity derivatives income (expense) (GAAP measure) to noncash fair value adjustments on commodity derivatives (non-GAAP measure)

Noncash fair value adjustments on commodity derivatives is a non-GAAP measure and is different from “Commodity derivatives expense (income)” in the Unaudited Condensed Consolidated Statements of Operations in that the noncash fair value adjustments on commodity derivatives represents only the net change between periods of the fair market values of open commodity derivative positions, and excludes the impact of settlements on commodity derivatives during the period. Management believes that noncash fair value adjustments on commodity derivatives is a useful supplemental disclosure to “Commodity derivatives expense (income)” because the GAAP measure also includes settlements on commodity derivatives during the period; the non-GAAP measure is widely used within the industry and by securities analysts, banks and credit rating agencies in calculating EBITDA and in adjusting net income (loss) to present those measures on a comparative basis across companies, as well as to assess compliance with certain debt covenants.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
In thousands	2018	2017	2018	2018	2017
Payment on settlements of commodity derivatives	$(54,770)	$(11,767)	$(33,357)	$(88,127)	$(38,707)
Noncash fair value adjustments on commodity derivatives (non-GAAP measure)	(41,429)	22,140	(15,468)	(56,897)	73,682
Commodity derivatives income (expense) (GAAP measure)	$(96,199)	$10,373	$(48,825)	$(145,024)	$34,975

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of net income (GAAP measure) to Adjusted EBITDAX (non-GAAP measure)

Adjusted EBITDAX is a non-GAAP financial measure which management uses and is calculated based upon (but not identical to) a financial covenant related to “Consolidated EBITDAX” in the Company’s senior secured bank credit facility, which excludes certain items that are included in net income, the most directly comparable GAAP financial measure. Items excluded include interest, income taxes, depletion, depreciation and amortization, impairments, and items that the Company believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are non-recurring. Management believes Adjusted EBITDAX may be helpful to investors in order to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also commonly used by third parties to assess our leverage and our ability to incur and service debt and fund capital expenditures. Adjusted EBITDAX should not be considered in isolation, as a substitute for, or more meaningful than, net income, cash flow from operations, or any other measure reported in accordance with GAAP. Our Adjusted EBITDAX may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDAX, EBITDAX or EBITDA in the same manner.  The following table presents a reconciliation of our net income to Adjusted EBITDAX.

	Three Months Ended			Six Months Ended
In thousands	June 30,		March 31,	June 30,
	2018	2017	2018	2018	2017
Net income (GAAP measure)	$30,222	$14,399	$39,578	$69,800	$35,929
Adjustments to reconcile to Adjusted EBITDAX
Interest expense	16,208	24,061	17,239	33,447	51,239
Income tax expense	9,431	10,273	14,020	23,451	31,247
Depletion, depreciation, and amortization	52,944	51,152	52,451	105,395	102,347
Noncash fair value adjustments on commodity derivatives	41,429	(22,140)	15,468	56,897	(73,682)
Stock-based compensation	2,560	4,835	2,592	5,152	8,941
Noncash, non-recurring and other(1)	226	3,817	790	1,016	6,275
Adjusted EBITDAX (non-GAAP measure)	$153,020	$86,397	$142,138	$295,158	$162,296

(1)	Excludes proforma adjustments related to qualified acquisitions or dispositions under the Company’s senior secured bank credit facility.

DENBURY RESOURCES INC.
OPERATING HIGHLIGHTS (UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2018	2017	2018	2018	2017
Production (daily – net of royalties)
Oil (barrels)	60,109	57,867	58,354	59,236	58,084
Gas (mcf)	11,314	11,444	11,904	11,607	10,616
BOE (6:1)	61,994	59,774	60,338	61,171	59,853
Unit sales price (excluding derivative settlements)
Oil (per barrel)	$68.24	$47.16	$64.25	$66.29	$48.73
Gas (per mcf)	2.21	2.46	2.44	2.33	2.48
BOE (6:1)	66.57	46.12	62.61	64.63	47.73
Unit sales price (including derivative settlements)
Oil (per barrel)	$58.23	$44.92	$57.89	$58.07	$45.05
Gas (per mcf)	2.21	2.46	2.44	2.33	2.48
BOE (6:1)	56.86	43.96	56.47	56.67	44.16
NYMEX differentials
Gulf Coast region
Oil (per barrel)	$1.12	$(0.78)	$2.05	$1.59	$(1.09)
Gas (per mcf)	0.04	(0.03)	0.10	0.07	0.03
Rocky Mountain region
Oil (per barrel)	$(0.84)	$(1.96)	$(0.06)	$(0.39)	$(2.02)
Gas (per mcf)	(1.25)	(1.42)	(0.92)	(1.08)	(1.19)
Total company
Oil (per barrel)	$0.39	$(1.16)	$1.29	$0.87	$(1.39)
Gas (per mcf)	(0.62)	(0.69)	(0.40)	(0.51)	(0.63)

DENBURY RESOURCES INC.
OPERATING HIGHLIGHTS (UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
Average Daily Volumes (BOE/d) (6:1)	2018	2017	2018	2018	2017
Tertiary oil production
Gulf Coast region
Delhi	4,391	4,965	4,169	4,281	4,978
Hastings	5,716	4,400	5,704	5,710	4,344
Heidelberg	4,330	4,996	4,445	4,387	4,864
Oyster Bayou	4,961	5,217	5,056	5,008	5,146
Tinsley	5,755	6,311	6,053	5,903	6,487
Other	142	10	57	100	12
Mature properties(1)	7,160	7,727	7,174	7,167	7,912
Total Gulf Coast region	32,455	33,626	32,658	32,556	33,743
Rocky Mountain region
Bell Creek	4,010	3,060	4,050	4,030	3,134
Salt Creek(2)	2,049	23	2,002	2,026	12
Total Rocky Mountain region	6,059	3,083	6,052	6,056	3,146
Total tertiary oil production	38,514	36,709	38,710	38,612	36,889
Non-tertiary oil and gas production
Gulf Coast region
Mississippi	901	1,004	875	888	1,172
Texas	4,947	5,002	4,386	4,668	4,669
Other	400	460	445	422	477
Total Gulf Coast region	6,248	6,466	5,706	5,978	6,318
Rocky Mountain region
Cedar Creek Anticline	15,742	15,124	14,437	15,093	15,096
Other	1,490	1,475	1,485	1,488	1,550
Total Rocky Mountain region	17,232	16,599	15,922	16,581	16,646
Total non-tertiary production	23,480	23,065	21,628	22,559	22,964
Total production	61,994	59,774	60,338	61,171	59,853

(1)	Mature properties include Brookhaven, Cranfield, Eucutta, Little Creek, Lockhart Crossing, Mallalieu, Martinville, McComb and Soso fields.

(2)	Includes production related to the acquisition of a 23% non-operated working interest in Salt Creek Field in Wyoming, which closed on June 30, 2017.

DENBURY RESOURCES INC.
PER-BOE DATA (UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2018	2017	2018	2018	2017
Oil and natural gas revenues	$66.57	$46.12	$62.61	$64.63	$47.73
Payment on settlements of commodity derivatives	(9.71)	(2.16)	(6.14)	(7.96)	(3.57)
Lease operating expenses	(21.34)	(20.46)	(21.80)	(21.56)	(20.78)
Production and ad valorem taxes	(4.50)	(3.36)	(4.61)	(4.55)	(3.61)
Marketing expenses, net of third-party purchases, and plant operating expenses	(1.69)	(1.83)	(1.75)	(1.72)	(1.85)
Production netback	29.33	18.31	28.31	28.84	17.92
CO2 sales, net of operating and exploration expenses	1.10	1.12	1.30	1.20	1.00
General and administrative expenses	(3.44)	(4.74)	(3.73)	(3.58)	(4.99)
Interest expense, net	(2.87)	(4.42)	(3.17)	(3.02)	(4.73)
Other	(0.33)	1.72	0.39	0.01	2.53
Changes in assets and liabilities relating to operations	3.51	(2.26)	(6.23)	(1.27)	(4.60)
Cash flows from operations	27.30	9.73	16.87	22.18	7.13
DD&A	(9.38)	(9.40)	(9.66)	(9.52)	(9.45)
Deferred income taxes	(1.81)	(2.99)	(2.77)	(2.28)	(4.72)
Noncash fair value adjustments on commodity derivatives	(7.34)	4.07	(2.85)	(5.14)	6.80
Other noncash items	(3.41)	1.24	5.70	1.06	3.56
Net income	$5.36	$2.65	$7.29	$6.30	$3.32

CAPITAL EXPENDITURE SUMMARY (UNAUDITED)(1)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
In thousands	2018	2017	2018	2018	2017
Capital expenditures by project
Tertiary oil fields	$45,813	$43,561	$18,273	$64,086	$64,768
Non-tertiary fields	17,817	14,332	14,922	32,739	32,772
Capitalized internal costs(2)	8,662	13,071	14,085	22,747	26,717
Oil and natural gas capital expenditures	72,292	70,964	47,280	119,572	124,257
CO2 pipelines, sources and other	9,301	518	347	9,648	528
Capital expenditures, before acquisitions and capitalized interest	81,593	71,482	47,627	129,220	124,785
Acquisitions of oil and natural gas properties	(14)	73,001	35	21	89,099
Capital expenditures, before capitalized interest	81,579	144,483	47,662	129,241	213,884
Capitalized interest	8,851	8,147	8,452	17,303	12,801
Capital expenditures, total	$90,430	$152,630	$56,114	$146,544	$226,685

(1)	Capital expenditure amounts include accrued capital.

(2)	Includes capitalized internal acquisition, exploration and development costs and pre-production tertiary startup costs.

DENBURY RESOURCES INC.
INTEREST AND FINANCING EXPENSES (UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
In thousands	2018	2017	2018	2018	2017
Cash interest(1)	$45,542	$43,352	$46,603	$92,145	$85,852
Interest on Senior Secured Notes and Convertible Senior Notes not reflected as interest for financial reporting purposes(1)	(21,614)	(12,588)	(22,049)	(43,663)	(25,157)
Noncash interest expense	1,131	1,444	1,137	2,268	3,345
Less: capitalized interest	(8,851)	(8,147)	(8,452)	(17,303)	(12,801)
Interest expense, net	$16,208	$24,061	$17,239	$33,447	$51,239

(1)
Cash interest is presented on an accrual basis and includes interest which is paid semiannually on the Company’s 9% Senior Secured Second Lien Notes due 2021, 9¼% Senior Secured Second Lien Notes due 2022, 5% Convertible Senior Notes due 2023, and 3½% Convertible Senior Notes due 2024, most of which is accounted for as debt and therefore not reflected as interest for financial reporting purposes.

SELECTED BALANCE SHEET AND CASH FLOW DATA (UNAUDITED)

	June 30,	December 31,
In thousands	2018	2017
Cash and cash equivalents	$116	$58
Total assets	4,534,235	4,471,299

Borrowings under senior secured bank credit facility	$415,000	$475,000
Borrowings under senior secured second lien notes (principal only)(1)	1,070,587	996,487
Borrowings under convertible senior notes (principal only)(1)(2)	—	84,650
Borrowings under senior subordinated notes (principal only)	826,185	1,000,527
Financing and capital leases	202,431	218,727
Total debt (principal only)	$2,514,203	$2,775,391

Total stockholders’ equity	$885,645	$648,165

(1)	Excludes $293 million and $317 million of future interest payable on the notes as of June 30, 2018 and December 31, 2017, respectively, accounted for as debt for financial reporting purposes.

(2)
During the second quarter of 2018, all $85 million principal balance outstanding of the Company’s 3½% Convertible Senior Notes due 2024 and $59 million principal balance outstanding of the Company’s 5% Convertible Senior Notes due 2023 were converted into approximately 55 million shares of the Company’s common stock.

	Six Months Ended
	June 30,
In thousands	2018	2017
Cash provided by (used in)
Operating activities	$245,626	$77,208
Investing activities	(134,132)	(220,295)
Financing activities	(110,486)	145,844